Exhibit 10

Execution Version

$1,850,000,000

FIVE-YEAR CREDIT AGREEMENT

dated as of

April 16, 2024

Among

Campbell Soup Company

The Eligible Subsidiaries Referred to Herein

The Lenders Party Hereto

And

JPMorgan Chase Bank, N.A.,

as Administrative Agent

JPMorgan Chase Bank, N.A.,

Barclays Bank PLC,

BNP Paribas Securities Corp.

and BofA Securities, Inc.,

as Joint Lead Arrangers and Joint Bookrunners

Barclays Bank PLC,

BNP Paribas Securities Corp.

and BofA Securities, Inc.,

as Syndication Agents

TABLE OF CONTENTS

i

COMMITMENT SCHEDULE

PRICING SCHEDULE

SCHEDULE 2.18 - EXISTING LETTERS OF CREDIT

EXHIBIT A	-	Note
EXHIBIT B	-	Election to Participate
EXHIBIT C	-	Election to Terminate
EXHIBIT D	-	Assignment and Assumption Agreement
EXHIBIT E	-	Designation Agreement
EXHIBIT F	-	Extension Agreement

v

FIVE-YEAR CREDIT AGREEMENT

FIVE-YEAR CREDIT AGREEMENT dated as of April 16, 2024 among CAMPBELL SOUP COMPANY, the ELIGIBLE SUBSIDIARIES referred to herein, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Additional Lender” has the meaning set forth in Section 2.20.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR Rate as so determined would be less than 0%, such rate shall be deemed to be equal to 0% for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the 0%, such rate shall be deemed to be equal to the 0% for the purposes of this Agreement.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agent-Related Person” has the meaning set forth in Section 11.03(d).

“Agents” means the Administrative Agent and the Syndication Agents.

“Agreement” means this Five-Year Credit Agreement, as the same may at any time be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof.

“Ancillary Document” has the meaning set forth in Section 11.10(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to any Lender, its Domestic Lending Office.

“Approved Electronic Platform” has the meaning set forth in Section 7.04(a).

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning set forth in Section 11.06(c).

“Assignment and Assumption” has the meaning set forth in Section 11.06(c).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 8.01.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator,

custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.01 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.01(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Base Rate Loan” means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

“Base Rate Margin” has the meaning set forth in the Pricing Schedule.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 8.01.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Adjusted Daily Simple SOFR; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.01 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.01.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means the board of directors of the Company.

“Borrower” means the Company or any Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing. As of the Effective Date, the only Borrower is the Company.

“Borrowing” has the meaning set forth in Section 1.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is also a U.S. Government Securities Business Day.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following:

(1) the sale, conveyance, transfer or lease of the Company’s properties and assets substantially as an entirety (other than by way of merger or consolidation) to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries;

(2) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares;

provided that the consummation of any such transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s

Voting Stock immediately prior to such transaction or (y) no “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means (1) the Company’s Public Rating is downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control (which Trigger Period will be extended so long as the Company’s Public Rating is under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the Company’s Public Rating is rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Administrative Agent, in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment” means (i) with respect to any Lender listed on the Commitment Schedule, the amount set forth therein opposite the name of such Lender under the heading “Commitment” and (ii) with respect to any Assignee or any financial institution which becomes a Lender pursuant to Section 11.06(c) or 2.20 the amount of the Commitment thereby assumed by it, in each case as such amount may from time to time be reduced pursuant to Section 2.08 or changed as a result of an assignment pursuant to Section 11.06(c).

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Communications” has the meaning set forth in Section 7.04(c).

“Company” means Campbell Soup Company, a New Jersey corporation, and its successors.

“Company’s 2023 Form 10-K” means the Company’s annual report on Form 10-K for its fiscal year ended July 30, 2023, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Company’s Public Rating” means, at any time, the rating assigned by each of the Ratings Agencies to the Company’s senior unsecured long-term indebtedness without third-party credit support (or, if no such indebtedness is outstanding and so rated at such time, then the Company’s corporate or corporate family rating, as applicable, from such Ratings Agencies).

“Connection Income Taxes” means Other Connection Taxes that are imposed on net income, or that are franchise or similar taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis equal to:

(a) EBIT (and EBIT of any discontinued operations), plus

(b) without duplication and, other than with respect to clause (xi) below, solely to the extent deducted in calculating EBIT (and EBIT of any discontinued operations), the sum of (i) all amounts and expenses attributable to depreciation and amortization for such period, (ii) losses from dispositions of assets or liabilities outside of the ordinary course of business, (iii) any extraordinary, unusual or non-recurring charges or losses for such period, (iv) all costs, fees and expenses during such period related to any restructuring related costs (including, without limitation, any implementation costs, restructuring charges, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses) and/or any costs, fees and expenses during such period related to any issuance of equity, recapitalization, reorganization, asset disposition, divestiture, sale of any business or division thereof, acquisition or Debt, (v) actual integration costs in relation to any consummated acquisition and all costs, fees and expenses incurred in connection with any consummated acquisition, (vi) any pension, post-retirement and similar plan actuarial mark-to-market losses and/or curtailment or settlement charges, (vii) any loss on foreign exchange, Swap Agreements or similar forward contracts, in each case, relating to any acquisition or disposition, (viii) the effects of purchase accounting adjustments made in relation to any consummated acquisition, (ix) any impairment charges or asset write-offs, including impairment charges or asset write-offs related to intangible assets (including goodwill) and long-lived assets, (x) any amortization expense related to notes discounts, (xi) non-cash charges, expenses and losses including, without limitation, in respect of impairments of goodwill and non-cash compensation charges incurred during such period arising from the grant of or the issuance of stock or stock equivalents and any equity incentive plans, arrangements or programs, (xii) earn outs and other contingent obligations in connection with any acquisition or investment, (xiii) for any period of four consecutive fiscal quarters, the amount of cost savings and synergies projected by the Company in good faith to be realized, net of realized gains, in connection with any acquisition or investment within 12 months of the closing date thereof, which cost savings and synergies shall be deemed to have been realized on the first day of such period; provided that (1) such cost savings and synergies are reasonably identifiable, reasonably attributable to such acquisition or investment, reasonably supportable and certified by a Financial Officer of the Company in writing to the Administrative Agent and (2) the Company has initiated, or will initiate within a period of time following the closing date of such acquisition or investment that is reasonably anticipated to permit such cost savings and synergies to be realized, within 12 months of such closing date appropriate actions to realize such cost savings and synergies; provided, further, that the aggregate amount added pursuant to this subclause (xiii) shall not exceed for any period of four consecutive fiscal quarters the lesser of (X) 10.0% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such addback) and (Y) $125,000,000, (xiv) costs attributable to the implementation of any cost savings initiatives referred to in the preceding clause (xiii), (xv) any non-cash loss related to the implementation of accounting or tax legislative changes and (xvi) any unrealized mark-to-market losses with respect to any outstanding commodity hedges and minus

(c) without duplication, solely to the extent added in calculating EBIT (and EBIT of any discontinued operations), the sum of (i) gains from dispositions of assets or liabilities outside of the ordinary course of business for such period, (ii) any pension, post-retirement and similar plan actuarial mark-to-market gains and/or curtailment or settlement gains, (iii) any gain on foreign exchange, Swap Agreements or similar forward contracts, in each case, relating to any acquisition or disposition, (iv) any restructuring gains, (v) any extraordinary, unusual or non-recurring income or gains (vi) any unrealized mark-to-market gains with respect to any outstanding commodity hedges and (vii) any non-cash gains related to the implementation of accounting or tax legislative changes, in each case, for such period.

“Consolidated Interest Coverage Ratio” means, as of any Test Date, the ratio of (a) Consolidated Adjusted EBITDA for the Related Test Period to (b) Consolidated Interest Expense for such Related Test Period; provided that any Pre-Acquisition Debt (including without limitation interest expense or income related thereto) shall be excluded from the calculation of the Consolidated Interest Coverage Ratio solely for the period from the incurrence thereof until (but excluding) the date of consummation (or termination) of the related Material Acquisition.

“Consolidated Interest Expense” means, as of any Test Date, the amount of interest expense (net of any interest income) of the Company and its Subsidiaries on a consolidated basis for the Related Test Period, as reflected on the consolidated statement of income for such Related Test Period in conformity with generally accepted accounting principles; provided that Consolidated Interest Expense shall not include (a) any upfront fees and similar amounts to the extent such amounts would constitute interest expense in conformity with generally accepted accounting principles, (b) gains and losses with respect to termination or settlement of derivative transactions, (c) any premium in connection with early repayment or redemption of Debt and (d) fees and expenses paid in connection with this Agreement.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Net Assets” means the total assets of the Company and its Consolidated Subsidiaries after deducting therefrom all current liabilities.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the Effective Date; or (2) was nominated or approved for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, approval or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 11.15.

“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate outstanding principal amount of its Loans at such time plus the aggregate amount of its Letter of Credit Liabilities at such time.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all obligations (including all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (vii) all Debt of others Guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund any portion of its Loans within two Domestic Business Days of the date required to be funded, (ii) fund any portion of its participations in Letters of Credit required to be funded by it hereunder or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder within two Domestic Business Days of the date required to be paid, unless, in the case of clause (i) or (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become (or has a Parent that has become) the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Designated Lender” means, with respect to any Designating Lender, an Approved Fund designated by it pursuant to Section 11.07(a) as a Designated Lender for purposes of this Agreement.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 11.07(a).

“Designation Agreement” has the meaning set forth in Section 11.07.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Inventory” means inventory owned by the Company or any Subsidiary and located in the United States.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“Domestic Receivables” means receivables of the Company or any Subsidiary which in the ordinary course of business are payable in the United States.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“EBIT” means earnings before interest and taxes of the Company and its Subsidiaries on a consolidated basis as reported by the Company on a quarterly basis determined in a manner in conformity with generally accepted accounting principles.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date the Commitments become effective in accordance with Section 3.01.

“Election to Participate” means an Election to Participate substantially in the form of Exhibit B hereto.

“Election to Terminate” means an Election to Terminate substantially in the form of Exhibit C hereto.

“Eligible Subsidiary” means any Wholly-Owned Principal Subsidiary as to which an Election to Participate shall have been delivered to the Administrative Agent and as to which an Election to Terminate with respect to such Election to Participate shall not have been delivered to the Administrative Agent. Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Wholly-Owned Principal Subsidiary and the Company in such number of copies as the Administrative Agent may request. If at any time a Subsidiary theretofore designated as an Eligible Subsidiary no longer qualifies as a Wholly-Owned Principal Subsidiary, the Company shall cause to be delivered to the Administrative Agent an Election to Terminate terminating the status of such Subsidiary as an Eligible Subsidiary. Until such an Election to Terminate is so delivered, such Subsidiary shall be deemed to be both an Eligible Subsidiary and a Principal Subsidiary for purposes hereof. The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred or the Company’s guaranty thereof. The Administrative Agent shall promptly give notice to the Lenders of the receipt of any Election to Participate or Election to Terminate.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Group” includes any Person who was, as to the time of such past event or period of time, a member of the “ERISA Group” within the meaning of the preceding sentence.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” has the meaning set forth in Section 8.04.

“Existing Credit Agreement” means the Five Year Credit Agreement dated as of September 27, 2021 (as amended by Amendment No. 1 dated as of April 4, 2023) among the Company, the Eligible Subsidiaries referred to therein, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Letters of Credit” shall mean the letters of credit listed on Schedule 2.18.

“Facility Fee Rate” means the applicable rate per annum determined in accordance with the Pricing Schedule.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fitch” means Fitch Ratings Inc., and its successors.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate and Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Subsidiary Borrower” has the meaning specified in Section 2.16.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group of Loans” or “Group” means at any time a group of Loans consisting of (i) all Loans to a single Borrower which are Base Rate Loans at such time, (ii) all Loans to a single Borrower which are RFR Loans at such time or (iii) all Term Benchmark Loans to a single Borrower having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Indemnitee” has the meaning set forth in Section 11.03(c).

“Information” has the meaning set forth in Section 11.16.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the relevant Borrower may elect in the applicable Notice of Borrowing; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business

Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month;

(c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date; and

(d) no tenor that has been removed from this definition pursuant to Section 8.01(f) shall be available for specification in such Notice of Borrowing or Notice of Interest Rate Election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by the Company.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender” means JPMorgan Chase Bank, N.A., Barclays Bank PLC, BNP Paribas, Bank of America, N.A. and any other Lender that may agree to issue Letters of Credit hereunder pursuant to an instrument in form reasonably satisfactory to the Administrative Agent, in each case as issuer of a letter of credit hereunder; provided that Barclays Bank PLC shall have no obligation to issue any commercial letters of credit hereunder. Each of the issuing lenders listed on Schedule 2.18 is an Issuing Lender with respect to each of its Existing Letters of Credit.

“Joint Lead Arrangers and Joint Bookrunners” means JPMorgan Chase Bank, N.A., Barclays Bank PLC, BNP Paribas Securities Corp., and BofA Securities, Inc. in their respective capacities as joint lead arrangers and joint bookrunners in connection with this Agreement.

“Lender” means (i) a Person listed on the Commitment Schedule as having a Commitment, (ii) an Assignee or (iii) a financial institution that becomes a Lender pursuant to Section 2.20. Unless the context otherwise requires, the term “Lenders” includes the Issuing Lenders.

“Lender Party” means the Administrative Agent, any Issuing Lender or any other Lender.

“Letter of Credit” means a letter of credit to be issued hereunder by an Issuing Lender and shall include each Existing Letter of Credit.

“Letter of Credit Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Liabilities” means, at any time, the sum of (x) the aggregate amount of all Letter of Credit Disbursements which have not yet been reimbursed by or on behalf of the Borrowers at such time and (y) the aggregate amount then available for drawing under all Letters of Credit. The Letter of Credit Liabilities of any Lender at any time shall be such Lender’s ratable participation, determined in accordance with its Percentage at such time (but subject, in the case of any reallocation upon any determination of any other Lender as being a Defaulting Lender, to Section 2.21(b)(i)), of the total Letter of Credit Liabilities. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Company and each Lender shall remain in full force and effect until the Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Letter of Credit Sublimit” means (a) with respect to the Issuing Lenders taken as a whole, $50,000,000 (regardless of whether the sum of the Letter of Credit Sublimits provided in clause (b) below exceeds such amount) and (b) (i) with respect to JPMorgan Chase Bank, N.A., $12,500,000, (ii) with respect to Barclays Bank PLC, $12,500,000, (iii) with respect to BNP Paribas, $12,500,000, (iv) with respect to Bank of America, N.A., $12,500,000, or (v) with respect to any of JPMorgan Chase Bank, N.A., Barclays Bank PLC, BNP Paribas, Bank of America, N.A. or any other Issuing Lender, such other amounts as may be agreed from time to time among such Issuing Lender, the Company and the Administrative Agent.

“Letter of Credit Termination Date” means the tenth Domestic Business Day prior to the Termination Date; provided that if the Commitments of some but not all Lenders shall have been extended pursuant to Section 2.01(b), the Termination Date for this purpose shall be the latest Termination Date which is applicable to Commitments aggregating at least $50,000,000.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Document” means this Agreement, including without limitation, schedules and exhibits hereto and any agreements entered into in connection herewith, including amendments, modifications or supplements thereto or waivers thereof, any Notes and any other documents prepared in connection with this Agreement.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Acquisition” means any acquisition of all or substantially all of the Equity Interest in, or property or assets of, a Person, or of assets constituting a business unit, line of business or division of a Person for an aggregate amount of consideration greater than $500,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company and each other Borrower hereunder, if any, when taken as a whole, to perform any of the payment obligations hereunder or (c) the rights of or benefits available to the Administrative Agent or the Lenders under any Loan Document.

“Material Debt” means Debt (other than Loans) of the Company or a Subsidiary, arising in a single transaction or a series of related transactions, in an aggregate principal amount of $150,000,000 or more.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it pursuant to Article 2.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.09(a).

“Notice of Issuance” has the meaning set forth in Section 2.18(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrowers arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrowers or any affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrowers under any Loan Document and (b) the obligation of the Borrowers to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrowers.

“Other Connection Taxes” means, in the case of each Lender and the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent (as the case may be) and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent (as the case may be) having executed, delivered, become a party to, performed its obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning set forth in Section 8.04(a).

“Outstanding Amount” means, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of its Loans plus the aggregate amount of its Letter of Credit Liabilities at such time, determined at such time after giving effect to any prior assignments by or to such Lender pursuant to Section 11.06(c).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight euro-dollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 11.06(b).

“Participant Register” has the meaning set forth in Section 11.06(f).

“Payment” has the meaning set forth in Section 7.08(c).

“Payment Date” has the meaning set forth in Section 2.18(c).

“Payment Notice” has the meaning set forth in Section 7.08(c).

“Patriot Act” has the meaning set forth in Section 11.12.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Lender’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 11.06(c).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group or (ii) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group.

“Pre-Acquisition Debt” means any Debt incurred by the Company or any of its Subsidiaries for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Debt of the Company, any of its Subsidiaries or the person(s) or assets to be acquired) but prior to the consummation of such Material Acquisition; provided that (a) the release of the proceeds of such Debt to the Company and/or its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive documentation (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and/or its Subsidiaries in respect of such Debt) and/or (b) such Debt contains a “special mandatory redemption” provision (or other similar provision) or otherwise requires such Debt to be redeemed or prepaid if such Material Acquisition is terminated or otherwise not consummated by the date specified in the definitive documentation relating to such Debt (and if the definitive documentation (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such Debt is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Property” means any manufacturing or processing plant or warehouse (a) located in the United States, (b) owned by the Company or any Subsidiary and (c) having a gross book value (including related land and improvements therein and all machinery and equipment included therein without deduction of any depreciation reserves) on the date as of which the determination is being made exceeding 2% of Consolidated Net Assets.

“Principal Subsidiary” means any Subsidiary which (a) owns a Principal Property, (b) owns Domestic Inventory and Domestic Receivables with a combined aggregate book value in excess of $30,000,000 or (c) owns (directly or indirectly) the stock of any Subsidiary which owns a Principal Property or has Domestic Inventory and Domestic Receivables with a combined aggregate book value in excess of $30,000,000.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 11.15.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Ratings Agency” means each of Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P or Fitch ceases to rate the Company’s senior unsecured long-term indebtedness or, if no such indebtedness is outstanding, the Company’s corporate or corporate family rating, then, in either case, the Company may appoint a replacement for such Ratings Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting , (2) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 2.04(a).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s affiliates.

“Reimbursement Obligation” has the meaning specified in Section 2.18(c).

“Related Test Period” means, as of any Test Date, the period of the four most recent fiscal quarters ended on such Test Date.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/ or the NYFRB, or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, Adjusted Daily Simple SOFR, as applicable.

“Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Credit Exposures at such time (exclusive in each case of the Credit Exposure(s) of Defaulting Lenders).

“Responsible Officer” means the chief executive officer, chief financial officer, treasurer or other executive officer of the relevant Borrower, and solely for the purposes of Article II, any other officer of the relevant Borrower so designated by the foregoing officers.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Termination Date.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on Adjusted Daily Simple SOFR.

“RFR Margin” has the meaning set forth in the Pricing Schedule.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union (“EU”) or any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the EU or any EU member state or His Majesty’s Treasury of the United Kingdom.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Stop Issuance Notice” has the meaning specified in Section 2.19.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Supported QFC” has the meaning set forth in Section 11.15.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Syndication Agents” means Barclays Bank PLC, BNP Paribas Securities Corp. and BofA Securities, Inc., in their respective capacities as syndication agents in connection with this Agreement.

“Taxes” has the meaning set forth in Section 8.04(a).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Loan” means any Loan in respect of which interest is computed on the basis of a Term SOFR Rate.

“Term Benchmark Margin” has the meaning set forth in the Pricing Schedule.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” means (i) April 16, 2029 or (ii) such later day to which the Termination Date may be extended with respect to such Lender pursuant to Section 2.01(b), but in each case if such day is not a U.S. Government Securities Business Day, the next succeeding U.S. Government Securities Business Day unless such U.S. Government Securities Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding U.S. Government Securities Business Day.

“Test Date” means the last day of each fiscal quarter of the Company, commencing with the first fiscal quarter after the Effective Date.

“Total Outstanding Amount” means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans plus (ii) the aggregate amount of the Letter of Credit Liabilities of all Lenders at such time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Base Rate or Adjusted Daily Simple SOFR.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom

Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Special Resolution Regime” has the meaning set forth in Section 11.15.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.04(e).

“Voting Stock” means capital stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

“Wholly-Owned Principal Subsidiary” means any Principal Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In

Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

SECTION 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to a single Borrower pursuant to Article 2 on the same day, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Term Benchmark Borrowing” is a Borrowing comprised of Term Benchmark Loans).

SECTION 1.04. Interest Rates; Term Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 8.01(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the applicable Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05. Divisions. For all purposes under the Loan Documents, in connection with any Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE 2

THE FACILITY

SECTION 2.01. Commitments to Lend. (a) During the Revolving Credit Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to any Borrower pursuant to this Section from time to time; provided that, immediately after each such loan is made:

(i) such Lender’s Outstanding Amount shall not exceed its Commitment; and

(ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments.

Within the foregoing limits, a Borrower may borrow under this Section 2.01(a), prepay Loans to the extent permitted by Section 2.11 and reborrow at any time during the Revolving Credit Period under this Section 2.01. Each Borrowing under this Section shall be in an aggregate principal amount of $25,000,000 or any larger multiple of $1,000,000 (except that (i) any such Borrowing may be in the aggregate amount at the time available under this Section and (ii) any Borrowing pursuant to Section 2.18(c)(ii) may be in the amount of the related Reimbursement Obligation) and shall be made from the several Lenders ratably in proportion to their respective Commitments. Subject to

Section 8.01, each Borrowing shall be comprised entirely of Base Rate Loans or Term Benchmark Loans, as the Borrower may request in accordance herewith.

(b) Following the first anniversary of the Effective Date, the Termination Date may be extended on up to two occasions in the manner set forth in this subsection (b) for a period of one year from the Termination Date then in effect; provided that (x) the Termination Date shall not be extended more than once in any twelve-month period and (y) in no event shall the Termination Date be later than April 16, 2031. If the Company wishes to request an extension of the Termination Date, the Company shall give notice to that effect to the Administrative Agent, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole discretion, within 30 days of such notice to the Administrative Agent. Any Lender not responding to such request within such time period shall be deemed to have responded negatively to such request. The Company may request the Lenders that do not elect to extend the Termination Date to assign their Commitments in their entirety to one or more Assignees pursuant to Section 11.06 which Assignees will agree to extend the Termination Date. If Lenders having more than 50% of the aggregate amount of the Commitments (including such Assignees and excluding their respective transferor Lenders) respond affirmatively, then, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit F hereto duly completed and signed by the Company, the Administrative Agent and such Lenders, the Termination Date shall be extended to the first anniversary of the Termination Date then in effect with respect to such Lenders (but not with respect to Lenders not so responding affirmatively). Any extension of the Termination Date pursuant to this subsection (b) shall be subject to satisfaction of the conditions set forth in Section 3.02(b) and Section 3.02(c), and any request for an extension by the Company hereunder shall constitute a representation and warranty that such conditions are satisfied at the time of such extension and after giving effect thereto.

SECTION 2.02. Notice of Borrowing. The relevant Borrower shall give the Administrative Agent written notice signed by a Responsible Officer of such Borrower (a “Notice of Borrowing”) not later than 10:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing, (y) the third U.S. Government Securities Business Day before the date of each Term Benchmark Borrowing and (z) (solely to the extent applicable pursuant to Section 8.01) the fifth U.S. Government Securities Business Day before the date of each RFR Borrowing;

(a) the date of such Borrowing, which shall be a Business Day;

(b) the aggregate amount of such Borrowing;

(c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or the Term Benchmark (or, solely to the extent applicable pursuant to Section 8.01, Daily Simple SOFR); and

(d) in the case of a Term Benchmark Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

SECTION 2.03. Notice to Lenders; Fundings of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the relevant Borrower.

(b) Not later than 1:00 P.M. (New York City time) on the date of each Borrowing, each Lender shall make available its share of such Borrowing, in federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 11.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the relevant Borrower at the Administrative Agent’s aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (or prior to 1:00 P.M. (New York City time) on the date of any Base Rate Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, a rate per annum equal to the higher of the Federal Funds Effective Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d) Each Lender may, at its option, make any Loan available to any Eligible Subsidiary which is not organized under the laws of the United States or any political subdivision thereof by causing any foreign or domestic branch or affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Eligible Subsidiary to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.04. Registry; Notes. (a) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain a register (the “Register”) within the United States in which it will record the Commitment of each Lender, each Loan or Letter of Credit made by each Lender (and the principal amounts and stated interest thereof) and each repayment of any Loan or Letter of Credit. Any such recordation by the Administrative Agent in the Register shall be conclusive, absent manifest error. Each Lender shall record in its internal records the foregoing information as to its own Commitment, Loans and Letters of Credit. The Borrowers, the Administrative Agent, and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s obligations hereunder in respect of the Loans.

(b) Each Lender may, by notice to a Borrower and the Administrative Agent, request (i) that its Loans to such Borrower be evidenced by a single Note payable to such Lender or its registered assigns in an amount equal to the aggregate unpaid principal amount of such Loans or (ii) that its Loans of a particular type to such Borrower be evidenced by a separate Note of such Borrower in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with any appropriate modifications to reflect the fact that it evidences solely Loans of a particular type. Each reference in this Agreement to the “Note” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

SECTION 2.05. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Termination Date.

SECTION 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the applicable Base Rate Margin plus the Base Rate for such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a Term Benchmark Loan or, if applicable pursuant to Section 8.01, an RFR Loan, on the day such principal amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the rate otherwise applicable to Base Rate Loans for such day.

(b) Subject to Section 8.01, each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Term Benchmark Margin as applicable to such Term Benchmark Loan plus the Adjusted Term SOFR Rate applicable to such Interest Period. Such interest shall be payable at maturity and for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c) To the extent applicable pursuant to Section 8.01, each RFR Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of the RFR Margin for such day plus Adjusted Daily Simple SOFR. Such interest shall be payable at maturity and on each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month).

(d) Any overdue principal of or interest on any Term Benchmark Loan or RFR Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to the sum of 1% plus the sum of the Term Benchmark Margin or RFR Margin, as applicable, for such day plus the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR, as applicable to such Loan on the day such payment was due.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the relevant Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.07. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure. Facility fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.

(b) The Company shall pay (i) to the Administrative Agent for the account of the Lenders ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the applicable Term Benchmark Margin for such day and (ii) to each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Lender at such rate per annum as may be mutually agreed between the Company and such Issuing Lender from time to time, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Lender relating to the Letters of Credit as from time to time in effect. Letter of credit fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date, and on the date on which the Commitments terminate. Any other fees payable to an Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand.

SECTION 2.08. Optional Termination or Reduction of Commitments. During the Revolving Credit Period, the Company may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letters of Credit are outstanding at such time or (ii) ratably reduce from time to time, by an aggregate amount of $25,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments; provided that no such reduction shall be permitted if it would cause the Total Outstanding Amount to exceed the aggregate amount of the Commitments. The Administrative Agent shall give prompt notice to the Lenders of any such termination or reduction of the Commitments.

SECTION 2.09. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by a Borrower in the applicable Notice of Borrowing. Thereafter, a Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8) as follows:

(i) if such Loans are Base Rate Loans, the relevant Borrower may elect to convert such Loans to Term Benchmark Loans as of any U.S. Government Securities Business Day;

(ii) if such Loans are Term Benchmark Loans, the relevant Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Term Benchmark Loans for an additional Interest Period, subject to Section 2.13 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans; and

(iii) subject to Section 8.01, if such Loans are RFR Loans, the relevant Borrower may elect to convert such Loans to Base Rate Loans.

Each such election shall be made by delivering a written notice signed by a Responsible Officer of the relevant Borrower (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:00 A.M. (New York City time) on the third U.S. Government Securities Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $25,000,000 or any larger multiple of $1,000,000.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Term Benchmark Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Term Benchmark Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from a Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by such Borrower. If the relevant Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Term Benchmark Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto

SECTION 2.10. Mandatory Termination of Commitments. The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.11. Optional Prepayments. (a) Subject in the case of any Term Benchmark Borrowing to Section 2.13, any Borrower may, upon at least one Business Day’s written notice to the Administrative Agent, prepay any Group of Base Rate Loans or upon at least three Business Days’ written notice to the Administrative Agent, prepay any Group of Term Benchmark Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and any payments in respect of funding losses required by Section 2.13. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group.

(b) Upon receipt of a written notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the relevant Borrower.

SECTION 2.12. General Provisions as to Payments. (a) The Borrowers shall make each payment of principal of, and interest on, the Loans, of Letter of Credit Liabilities and of fees hereunder not later than 1:00 P.M. (New York City time) on the date when due, in federal or other funds immediately available in New York City and without setoff, recoupment or counterclaim, to the Administrative Agent at its address referred to in Section 11.01. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Term Benchmark Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such

Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(c) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.12(b), 2.18(c) or 2.18(f), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or any Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid.

(d) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest or fees on any of its Loans or participations in Letter of Credit Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Letter of Credit Disbursements and accrued interest and/or fees thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in the Letter of Credit Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letter of Credit Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

SECTION 2.13. Funding Losses. If a Borrower makes any payment of principal with respect to any Term Benchmark Loan or any Term Benchmark Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto or if a Borrower fails to borrow, prepay, convert or continue any Term Benchmark Loans after notice has been given to any Lender in accordance with Section 2.03(a), 2.09(c) or 2.11(b), the relevant Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.14. Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees under this Article 2 shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

SECTION 2.15. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder or under any of the Notes in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency at the Administrative Agent’s New York office on the Domestic Business Day preceding that on which final judgment is given. The Obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the Domestic Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase dollars with such other currency; if the amount of dollars so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in dollars, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of dollars so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.04, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the appropriate Borrower.

SECTION 2.16. Foreign Subsidiary Borrowers. (a) If the cost to any Lender of making or maintaining any Loan to or of issuing or maintaining any Letter of Credit for the account of an Eligible Subsidiary is increased, or the amount of any sum received or receivable by any Lender (or its Applicable Lending Office) is reduced by an amount deemed by such Lender to be material, by reason of the fact that such Eligible Subsidiary is organized in, or conducts business in, a jurisdiction outside the United States (a “Foreign Subsidiary Borrower”), the Company shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Administrative Agent); provided, however, this Section 2.16(a) shall not apply with respect to Taxes. A certificate of such Lender claiming compensation under this subsection 2.16(a) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

(b) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to subsection 2.16(a) and will designate a different Applicable Lending Office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.

(c) Each Lender may, at its option, make any Loan available to any Foreign Subsidiary Borrower by causing any foreign or domestic branch or affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Foreign Subsidiary Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.17. [Reserved].

SECTION 2.18. Letters of Credit.

(a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, and so long as no Stop Issuance Notice is in effect, each Issuing Lender agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date upon the request of any Borrower; provided that immediately after each Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments, (ii) the Letter of Credit Liabilities outstanding with respect to such Issuing Lender shall not exceed such Issuing Lender’s Letter of Credit Sublimit, (iii) the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit referred to in clause (a) of the definition thereof and (iv) no Lender’s Credit Exposure shall exceed its Commitment. Upon the date of issuance by an Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the aggregate Commitments. In the event the Commitments shall have been extended pursuant to Section 2.01(b) with respect to some but not all Lenders, and as a result the Termination Date applicable to a Lender falls prior to the expiry date of a Letter of Credit then outstanding, such Lender’s participation in such Letter of Credit shall terminate on its Termination Date, and the participations of the other Lenders therein shall be redetermined pro rata to their respective Percentages after giving effect to the termination of the Commitment of such former Lender. If and to the extent necessary to permit redetermination of the participations in Letters of Credit pursuant to the preceding sentence within the limits of the Commitments which are not terminated, the Borrowers shall prepay on such date all or a portion of the outstanding Loans, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon their having done so.

(b) Method for Issuance; Terms; Extensions.

(i) The Borrower shall give the Issuing Lender notice at least three Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Lender in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension, prior to the Issuing Lender’s deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit.

(ii) The obligation of the Issuing Lender to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Lender and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested. The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Lender. An Issuing Lender shall not be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender shall prohibit, or require that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Lender in good faith deems material to it; or (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

(iii) The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Lender, the Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. No Letter of Credit shall have a term of more than twelve months; provided that a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Lender; provided, further that no Letter of Credit shall have a term extending or be so extendible beyond the Letter of Credit Termination Date.

(c) Payments; Reimbursement Obligations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Lender (the “Payment Date”). The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 11:00 A.M. (New York City time) on any date, on the next succeeding Domestic Business Day); and provided, further that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

(ii) All such amounts paid by the Issuing Lender and remaining unpaid by the Borrower (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing pursuant to Section 2.01, and unless the Borrower otherwise instructs the Administrative Agent not later than 10:00 A.M. (New York City time) on the date payment of such Reimbursement Obligation is due, convert automatically to Base Rate Loans on such date. The Administrative Agent shall, on behalf of the applicable Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 10:00 A.M. (New York City time) on such date requesting each Lender to make, and each Lender hereby agrees to make, a Base Rate Loan, in an amount equal to such Lender’s Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Lender shall make such Loan available to the Administrative Agent at its address specified in or pursuant to Section 2.12 in immediately available funds, not later than 3:00 P.M. (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Lender, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii) To the extent the Reimbursement Obligation is not refunded by a Lender pursuant to clause (ii) above, such Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Lender’s Percentage of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Lender will pay to each Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed to it by the Issuing Lender.

(d) Obligations Absolute. The obligations of the Borrower and each Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) payment under a Letter of Credit against presentation to the Issuing Lender of documents that do not comply with the terms of such Letter of Credit; provided that this clause (vi) shall not limit the rights of the Borrower under Section 2.18(e)(ii); or

(vii) any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of or defense to the Borrower’s or the Lender’s obligations hereunder.

(e) Indemnification; Expenses.

(i) Each Borrower hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all Liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued, renewed or extended pursuant to this Section 2.18, including those incurred in connection with proceedings brought or threatened by the Company or any of its affiliates, equity holders or creditors; provided that the Borrower shall not be required to indemnify any Lender or the Administrative Agent for any Liabilities, costs or expenses to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have been caused by (A) the gross negligence or willful misconduct of such Person or (B) a material breach by such Person of the express provisions of this Agreement.

(ii) None of the Lenders (including an Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that, notwithstanding Section 2.18(d), an Issuing Lender shall not be excused from liability to a Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers, to the extent finally determined by a court of competent jurisdiction to have been caused by, subject to the following sentence, such Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.

(f) Existing Letters of Credit; Designation of Additional Letters of Credit.

(i) On the Effective Date, without further action by any party hereto (A) each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder on such date and (B) each issuer of an Existing Letter of Credit shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from each issuer of an Existing Letter of Credit, a participation in each Existing Letter of Credit in accordance with Section 2.18(a).

(ii) From time to time after the Effective Date, any Borrower may designate any letter of credit theretofore issued by a Lender for the account of such Borrower as a Letter of Credit hereunder by three Domestic Business Days’ notice to such Lender and the Administrative Agent; provided that any such designation shall be subject to all terms and conditions governing the issuance of a Letter of Credit hereunder. Upon the effective date of such notice, if the applicable conditions to issuance of such a Letter of Credit would be satisfied on such date, such outstanding letter of credit shall be deemed to be a Letter of Credit issued hereunder on such date, and the issuer thereof shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from such issuer, a participation therein in accordance with Section 2.18(a). Each Lender which is the issuer of any such letter of credit shall be entitled to the benefits of, and shall be bound by the provisions applicable to, an Issuing Lender with respect to any letter of credit so designated as a Letter of Credit.

(g) Letters of Credit Issued for the Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (i) shall reimburse, indemnify and compensate the applicable Issuing Lender hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the Obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.19. Stop Issuance Notice. If the Required Lenders determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued or extended while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agent and the Issuing Lenders may and shall conclusively rely on any Stop Issuance Notice while it remains in effect.

SECTION 2.20. Optional Increase in Commitments. Following the Effective Date, the Company may, if it so elects, increase the aggregate amount of the Commitments, either by designating a financial institution not theretofore a Lender (an “Additional Lender”) to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent and each Issuing Lender, which consents will not be unreasonably withheld or delayed), or by agreeing with an existing Lender that such Lender’s Commitment shall be increased. Upon execution and delivery by the Company and such Lender or Additional Lender of an instrument in form reasonably satisfactory to the Administrative Agent, together with such evidence of appropriate corporate authorization on the part of the Company with respect to the increased Commitments and such opinions of counsel for the Company with respect to the increased Commitments as the Administrative Agent may request, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder; provided:

(i) that the Company shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

(ii) the conditions set forth in Sections 3.02(b) and (c) shall be satisfied both on and as of the date of such notice and on and as of the effective date of any increase in Commitments pursuant to this Section 2.20;

(iii) that any such increase shall be in an amount which is a multiple of $10,000,000;

(iv) that immediately after such increase is made, the aggregate amount of increases in the Commitments pursuant to this Section 2.20, shall not exceed $500,000,000; and

(v) that the Company may elect to increase the aggregate amount of the Commitments pursuant to this Section 2.20 no more than twice in any calendar year.

On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.20, (i) each Additional Lender shall pay to the Administrative Agent an amount equal to its pro rata share of the aggregate outstanding Loans (and funded participations, if any, in Letters of Credit) and (ii) any Lender whose Commitment has been increased (an “Increasing Lender”) shall pay to the Administrative Agent an amount equal to the increase in its pro rata share of the aggregate outstanding Loans (and funded participations as above), in each case such payments shall be for the account of each other Lender. Upon receipt of such amount by the Administrative Agent, (A) each other Lender shall be deemed to have ratably assigned that portion of its outstanding Loans that is being reduced to the Additional Lenders and the Increasing Lenders in accordance with such Lender’s new Commitment or the increased portion thereof as applicable, (B) the Administrative Agent shall promptly distribute to each other Lender its ratable share of the amounts received by the Administrative Agent pursuant to this paragraph and (C) the participations of the Lenders in outstanding Letters of Credit shall be determined in accordance with their Commitments after giving effect to such increase. For the avoidance of doubt, no existing Lender shall have any obligation to participate in such increase except in its absolute and sole discretion.

SECTION 2.21. Defaulting Lenders. (a) If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a);

(ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to cash collateralize Letter of Credit Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future Letter of Credit Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Company’s obligations corresponding to such Defaulting Lender’s Letter of Credit

Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (b) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto; and

(iii) the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.05);

(b) If any Letter of Credit Liabilities exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Letter of Credit Liabilities of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent that (a) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Letter of Credit Liabilities does not exceed the total of all non-Defaulting Lenders’ Commitments and (b) such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Credit Exposure to exceed such non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Domestic Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.03 for so long as such Letter of Credit Liabilities remain outstanding;

(iii) to the extent that the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Liabilities pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.07(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities is cash collateralized;

(iv) to the extent that the Letter of Credit Liabilities of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the letter of credit fees payable to the Lenders pursuant to Section 2.07(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Percentages; and

(v) to the extent that all or any portion of such Defaulting Lender’s Letter of Credit Liabilities is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.07(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuing Lender until all such Letter of Credit Liabilities are reallocated and/or cash collateralized; and

(vi) so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Liabilities will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(b)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(b)(i) (and such Defaulting Lender shall not participate therein);

provided that, subject to Section 11.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(c) If an Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

(d) In the event that the Administrative Agent, the Company and the Issuing Lenders agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall (i) purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage and (ii) pay to each Lender from which such Loans are so purchased an amount equal to the amount that the Borrower would owe to each such Lender in respect of funding losses pursuant to Section 2.13 if the Borrower repaid such Loans on such date.

(e) If any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letter of Credit Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Borrower (in the case of all other amounts). Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

ARTICLE 3

CONDITIONS

SECTION 3.01. Effectiveness. The Commitments shall become effective only when all the following conditions have been satisfied:

(a) the Administrative Agent shall have received, from each party listed on the signature pages hereof, either a counterpart hereof signed by such party or facsimile or other written confirmation satisfactory to the Administrative Agent confirming that such party has executed and delivered a counterpart hereof;

(b) the Administrative Agent shall have received (i) an opinion of the Vice President and Deputy Corporate Secretary of the Company and (ii) an opinion of Weil, Gotshal & Manges LLP, counsel for the Company, each in form and substance reasonably satisfactory to the Administrative Agent;

(c) the Administrative Agent shall have received all documents it may reasonably request relating to the existence of the Company, the corporate authority for and the validity of this Agreement and the Notes of the Company, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(d) the Administrative Agent shall have received evidence satisfactory to it that all principal of any loans outstanding under, and all accrued interest and fees under, the Existing Credit Agreement shall have been paid in full;

(e) the Administrative Agent shall have received payment of any (i) fees for the accounts of the Agents and the Lenders in the amounts heretofore mutually agreed in writing to the extent such fees are due and payable on and as of the Effective Date and (ii) all expenses required to be reimbursed by the Company for which invoices have been presented at least three Business Days prior to the Effective Date, on or prior to the Effective Date;

(f) to the extent such documentation and information has been requested by the Lenders, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(g) the Administrative Agent shall have received a certificate of an officer of the Company certifying that, as of the Effective Date:

(i) immediately before and after giving effect to the effectiveness of this Agreement, no Default or Event of Default shall exist; and

(ii) the representations and warranties of the Borrowers contained in this Agreement are true and correct in all material respects; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods;

provided that the Commitments shall not become effective unless all of the foregoing conditions are satisfied not later than April 17, 2024. Promptly after the Effective Date occurs, the Administrative Agent shall notify the Company and the Lenders thereof, and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.02. Borrowings and Issuance of Letters of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and the obligation of an Issuing Lender to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or receipt by the applicable Issuing Lender of a Notice of Issuance as required by Section 2.18(b), as the case may be;

(b) the fact that, immediately before and after giving effect to such Borrowing or issuance or extension, no Default or Event of Default shall exist; and

(c) the fact that the representations and warranties of the Borrowers contained in this Agreement (except the representations and warranties set forth in Section 4.04(b), 4.05 and 4.07 as to any matter which has been disclosed in writing by the Company to the Lenders or in a publicly available report filed by the Company with the Securities and Exchange Commission) shall be true and accurate in all material respects on and as of the date of such Borrowing or issuance or extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods.

Each Borrowing and each issuance or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the relevant Borrower on the date of such Borrowing or issuance or extension as to the facts specified in the foregoing clauses 3.02(b) and 3.02(c).

SECTION 3.03. Existing Credit Agreement. (a) On the Effective Date, the commitments under the Existing Credit Agreement shall terminate, without further action by any party thereto.

(b) The Lenders which are parties to the Existing Credit Agreement, comprising the “Required Lenders” as defined therein, hereby waive any requirement of notice of termination of the commitments pursuant to the Existing Credit Agreement and of prepayment of loans to the extent necessary to give effect to the subsections 3.01(d) and 3.03(a), provided that any such prepayment of loans shall be subject to Section 2.13 of the Existing Credit Agreement as to any Lender (as defined in the Existing Credit Agreement) that is not also a Lender hereunder.

SECTION 3.04. First Borrowing by Each Eligible Subsidiary. The obligation of each Lender to make a Loan, and the obligation of an Issuing Lender to issue a Letter of Credit, on the occasion of the first Borrowing by or issuance of a Letter of Credit for the account of each Eligible Subsidiary is subject to the satisfaction of the following further conditions:

(a) receipt by the Administrative Agent of an opinion of counsel for such Eligible Subsidiary acceptable to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;

(b) receipt by the Administrative Agent of all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the authority for and the validity of the Election to Participate of such Eligible Subsidiary, this Agreement and the Notes of such Eligible Subsidiary, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(c) (i) receipt by each Lender not less than five Business Days prior to the date of such Borrowing or issuance of all documentation and other information reasonably requested in writing by such Lender in order to allow it to comply with applicable “know your customer” and anti-money laundering rules and regulations with respect to such Eligible Subsidiary and (ii) to the extent such Eligible Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the date of such Borrowing or issuance, any Lender that has requested, in a written notice to such Eligible Subsidiary at least 10 days prior to the date of such Borrowing or issuance, a Beneficial Ownership Certification in relation to such Eligible Subsidiary shall have received such Beneficial Ownership Certification; and

(d) if such Eligible Subsidiary is not organized under the laws of the United States or any political subdivision thereof, such Borrowing or issuance shall not contravene any law or regulation applicable to any Lender extending such credit or require any Lender to be licensed in the jurisdiction of such Eligible Subsidiary.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants that:

SECTION 4.01. Corporate Existence and Power. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, and (b) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except in the case of clause (b) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and its Notes (a) are within the corporate powers of the Company, (b) have been duly authorized by all necessary corporate action, (c) require no action by or in respect of, or filing with, any governmental body, agency or official, (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Principal Subsidiaries or (e) do not contravene, or constitute a default under, the certificate of incorporation or by-laws of the Company, except in the case of clauses (c) and (d) where the failure to obtain such consent or any such violation or default, as applicable, would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Company and each Note of the Company, when and if executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Company, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04. Financial Information; No Material Adverse Change. (a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries and the related consolidated statements of earnings, of shareowners’ equity and of cash flows (i) as of July 30, 2023 and for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Company’s 2023 Form 10-K, a copy of which has been delivered to each of the Lenders and (ii) as of October 29, 2023 and January 28, 2024 and for the fiscal quarters and the portions of the fiscal year then ended and set forth in the Company’s Form 10-Q, copies of which have been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such periods.

(b) Since July 30, 2023, there has not occurred any Material Adverse Effect.

SECTION 4.05. Litigation. Except for the matters disclosed in the Company’s 2023 Form 10-K, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which (a) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (b) in any manner draws into question the validity or enforceability of this Agreement or the Notes.

SECTION 4.06. Compliance with ERISA.

(a) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, in each case, unless the failure to comply with the foregoing would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, in each case, unless such waiver, failure or incurrence would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 4.07. Environmental Matters. In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has concluded that associated liabilities and costs, including the costs of compliance with Environmental Laws, are not reasonably likely to have a Material Adverse Effect.

SECTION 4.08. Taxes. The Company and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary; except to the extent that the failure to file or pay could not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the reasonable opinion of the Company, adequate.

SECTION 4.09. Subsidiaries. Each of the Company’s Principal Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (b) has all organizational powers and governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10. Full Disclosure. All written information heretofore furnished by the Company to any Agent or Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by the Company to any Agent or Lender will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

SECTION 4.11. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with Anti-Corruption Laws and applicable Sanctions (it being understood that, for purposes of the preceding clause only, the term Anti-Corruption Laws is limited to the U.S. Foreign Corrupt Practices Act, as amended, and the U.K. Bribery Act 2010), and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, the Company’s and its Subsidiaries’ respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the proceeds of the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE 5

COVENANTS

The Company agrees that, so long as any Lender has any Credit Exposure hereunder:

SECTION 5.01. Information. The Company will deliver to the Administrative Agent, which the Administrative Agent will forward to each Lender promptly:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, of shareowners’ equity and of cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, reported on by independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statement of earnings for such quarter and the related consolidated statements of earnings and of cash flows for the portion of the Company’s fiscal year ended at the end of such quarter;

(c) within five days after a Responsible Officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of a Responsible Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all annual reports to shareholders and proxy statements so mailed;

(e) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan (other than an event for which the 30-day notice period is waived), or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in endangered or critical status, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Responsible Officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

(f) within five Business Days after delivery of financial statements under paragraph (a) or (b) above, a certificate of a Responsible Officer of the Company setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 5.08;

(g) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request, including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation (to the extent applicable); and

(h) any change in the information provided in any Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.

Information required to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(d) above shall be deemed to have been delivered on the date on which such information has been posted on the Company’s website on the Internet at the website address listed on the signature pages hereof, at:

https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=16732&dateb=&owner=exclude&count=40 or at another website identified by the Company by notice to the Lenders and accessible by the Lenders without charge; provided that the Company shall deliver paper copies of the information referred to in Section 5.01(a), 5.01(b) or 5.01(d) to the Administrative Agent for any Lender which requests such delivery.

SECTION 5.02. Maintenance of Property; Insurance. (a) The Company will keep, and will cause each Principal Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) The Company will, and will cause each of its Principal Subsidiaries to, either (i) carry insurance (either in the name of the Company or in such Principal Subsidiary’s own name) with financially sound and responsible insurance companies or (ii) maintain self-insurance, on all their respective properties, against at least such risks as (and subject to no greater risk retention than) are usually insured against in the same general area by similarly sized companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried or the self-insurance so maintained.

SECTION 5.03. Conduct of Business and Maintenance of Existence. The Company will preserve, renew and keep in full force and effect, and will cause each Principal Subsidiary to preserve, renew and keep in full force and effect their respective legal existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided, further, that nothing in this Section 5.03 shall prevent any Principal Subsidiary from merging into, consolidating with, or transferring all or substantially all of its assets to, the Company or (x) unless such Principal Subsidiary is a Borrower, another Subsidiary or (y) if such Principal Subsidiary is a Borrower, another Principal Subsidiary (or Person which becomes a Principal Subsidiary after giving effect to such transaction).

SECTION 5.04. Compliance with Laws. The Company will comply, and cause each Principal Subsidiary to comply, in all material respects, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, ERISA and the Code and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with Anti-Corruption Laws and applicable Sanctions (it being understood that for purposes of the preceding clause only, the term Anti-Corruption Laws is limited to the requirements of the U.S. Foreign Corrupt Practices Act, as amended, and the U.K. Bribery Act 2010).

SECTION 5.05. Mergers and Sales of Assets. The Company will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person; provided that the Company may merge with another Person if (x) the Company is the corporation surviving such merger and (y) after giving effect to such merger, no Event of Default shall have occurred and be continuing. No Eligible Subsidiary will consolidate or merge with or into any other Person unless the entity surviving such consolidation or merger is (i) the Company, (ii) such Eligible Subsidiary or (iii) another Eligible Subsidiary.

SECTION 5.06. Negative Pledge. Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien on (a) any Principal Property, (b) the shares of capital stock or Debt of any Principal Subsidiary or (c) any Domestic Inventory or Domestic Receivables, without securing the Obligations hereunder equally and ratably with (or, at the Company’s option, prior to) the other obligations secured by such Lien; provided that this Section 5.06 shall not apply to the following Liens, and the obligations secured thereby shall be excluded from any computation under this Section 5.06:

(i) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $150,000,000 (excluding obligations of the Company under capitalized leases);

(ii) any Lien existing on any asset of any Person at the time such Person becomes a Consolidated Subsidiary and not created in contemplation of such event;

(iii) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition, construction or improvement thereof;

(iv) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event;

(v) any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(vi) Liens on Domestic Inventory and Domestic Receivables with an aggregate book value not in excess of $250,000,000;

(vii) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing provisions of this Section 5.06; provided that such Debt is not increased and is not secured by any additional assets;

(viii) Liens which (1) do not secure Debt, (2) do not secure any single obligation in an amount exceeding $500,000,000 and (3) do not in the aggregate materially detract from the value of the assets of, or materially impair the use thereof in the operation of the business of, the Company and its Consolidated Subsidiaries taken as a whole;

(ix) any Lien in favor of the Company or any Lien created by a Subsidiary in favor of another Subsidiary; and

(x) any other Lien; provided that the aggregate amount secured by all Liens excluded pursuant to this clause (x) shall not exceed 10% of Consolidated Net Assets.

SECTION 5.07. Use of Proceeds.

(a) The proceeds of the Loans made under this Agreement will be used by the Borrowers for working capital and other general corporate purposes, including acquisitions and repurchases of shares of capital stock of the Company. None of such proceeds and none of the Letters of Credit will be used in violation of any applicable law or regulation (including without limitation Regulation U or X).

(b) The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.08. Financial Covenant. The Company shall not permit the Consolidated Interest Coverage Ratio as of any Test Date, determined for the Related Test Period, to be less than 3.25:1.00.

ARTICLE 6

DEFAULTS

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall occur and be continuing:

(a) any Borrower shall (i) fail to pay when due any principal of any Loan or to reimburse any drawing under any Letter of Credit when required hereunder or (ii) fail to pay, within 5 days of the date when due, any interest on any Loan or any fee or other amount payable hereunder;

(b) the Company shall fail to observe or perform any covenant contained in Section 5.01(c), 5.05, 5.06, 5.07 or 5.08;

(c) any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Company by the Administrative Agent at the request of any Lender;

(d) any representation, warranty, certification or statement made by any Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made or deemed made;

(e) the Company or any Principal Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f) an involuntary case or other proceeding shall be commenced against the Company or any Principal Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Principal Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(g) any member of the ERISA Group shall fail to pay when due an amount or amounts it shall have become liable to pay under Title IV of ERISA, which would reasonably be expected to result in a Material Adverse Effect; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing other than for, or with respect to, a standard termination under Section 4041(b) of ERISA that would not have a Material Adverse Effect on the Company and its Consolidated Subsidiaries considered as a whole; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which would cause one or more members of the ERISA Group to incur a current payment obligation in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

(h) a judgment or order by a court of competent jurisdiction for the payment of money in excess of $200,000,000 (to the extent not covered by (i) insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation or (ii) another applicable indemnity or escrow arrangement) shall be rendered against the Company or any Principal Subsidiary and such judgment or order is not satisfied, vacated, discharged, stayed or bonded for a period of sixty consecutive days;

(i) the Company shall deny or disaffirm in writing its obligations under Article 10 with respect to any Eligible Subsidiary, or Article 10 or any material provision thereof shall cease to be in full force and effect;

(j) (i) acceleration of the maturity of any Material Debt or (ii) the Company or any Subsidiary obligated with respect thereto shall fail to pay the principal amount of any Material Debt within three days of the date when due; or

(k) a Change of Control Triggering Event shall have occurred.

then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% of the aggregate principal amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided that in the case of any of the Events of Default specified in clause (e) or (f) above with respect to any Borrower, without any notice to any Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

SECTION 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 6.03. Cash Cover. Each Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of Lenders having more than 50% of the Letter of Credit Liabilities (exclusive of the Letter of Credit Liabilities of any Defaulting Lender), pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time; provided that, upon the occurrence of any Event of Default specified in Section 6.01(e)

or 6.01(f) with respect to any Borrower, each Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

SECTION 6.04. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Company or the Required Lenders:

(a) all payments received on account of the Obligations shall, subject to Section 2.21, be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 11.03 and amounts payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of Letter of Credit Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Lenders (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Lenders payable under Section 11.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed Letter of Credit Disbursements, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed Letter of Credit Disbursements and (B) to cash collateralize that portion of Letter of Credit Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Company, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Lenders to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.18 or 2.21, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 6.04;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Company or as otherwise required by law; and

(b) if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 7

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action.

(a) Each Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Syndication Agent or any Joint Lead Arranger and Joint Bookrunner shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to the Company or any other Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Disbursements and all other Obligations of any Borrower that are owing and unpaid under any Loan Document and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.06, 2.07, 8.04 and 11.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 11.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations of the Company or any other Borrower hereunder or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Company or any Subsidiary, or any of their respective affiliates, shall have any rights as a third party beneficiary under any such provisions.

SECTION 7.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or affiliate of any Borrower as if it were not the Administrative Agent.

SECTION 7.03. Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Borrower to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 11.06, (ii) may consult with legal counsel (including counsel to the Company), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of any Borrower in connection with this Agreement or any other Loan Document, (iv) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (v) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 7.04. Posting of Communications. (a) The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER

CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER AND JOINT BOOKRUNNER, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Lenders and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 7.05. The Administrative Agent Individually. With respect to its Commitment, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Subsidiary or any affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.

SECTION 7.06. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Lenders and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 11.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.07. Administrative Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

SECTION 7.08. Acknowledgements of Lenders and Issuing Lenders. (a) Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger and Joint Bookrunner, any Syndication Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger and Joint Bookrunner, any Syndication Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 7.08(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Company and each Eligible Subsidiary hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Eligible Subsidiary; except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from (or on behalf of ) the Company or any Eligible Subsidiary for the purpose of making such Payment.

(iv) Each party’s obligations under this Section 7.08(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 7.09. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and Joint Bookrunner and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and Joint Bookrunner and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Borrower, that none of the Administrative Agent, or any Joint Lead Arranger and Joint Bookrunner, any Syndication Agent or any of their respective affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE 8

CHANGE IN CIRCUMSTANCES

SECTION 8.01. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 8.01, if on or prior to the first day of any Interest Period for any Term Benchmark Loan:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.09 or a new Notice of Borrowing in accordance with the terms of Section 2.02, (1) any Notice of Interest Rate Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be an Notice of Interest Rate Election or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 8.01(a)(i) or (ii) above or (y) a Base Rate Borrowing if Adjusted Daily Simple SOFR is also the subject of Section 8.01(a)(i) or (ii) above and (2) any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing, as applicable, for a Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 8.01(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.09 or a new Notice of Borrowing in accordance with the terms of Section 2.02, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 8.01(a)(i) or (ii) above or (y) a Base Rate Loan if Adjusted Daily Simple SOFR is also the subject of Section 8.01(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan, in each case, unless the Company notifies the Administrative Agent at least two Domestic Business days before the date of any Term Benchmark Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark

Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.01.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, each Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 8.01, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

SECTION 8.02. Illegality. (a) If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund its Term Benchmark Loans or RFR Loans to any Borrower and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Term Benchmark Loans or RFR Loans to such Borrower, or to convert outstanding Loans to such Borrower into Term Benchmark Loans or RFR Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Term Benchmark Loan or RFR Loan of such Lender then outstanding to such Borrower shall be converted to a Base Rate Loan either (i) in the case of a Term Benchmark Loan, on the last day of the then current Interest Period applicable to such Term Benchmark Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

(b) If by reason of the fact that an Eligible Subsidiary is organized in, or conducts business in, a jurisdiction outside the United States, it is unlawful, in the sole determination of any Lender, for such Lender (or its Applicable Lending Office) to make or maintain Loans to such Eligible Subsidiary and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make or maintain Loans to such Eligible Subsidiary shall be suspended. If such notice is given, each Loan of such Lender then outstanding to such Eligible Subsidiary shall either (i) if such Lender, the Company and the Administrative Agent agree, be made or transferred (as applicable) to the Company as Borrower (but shall otherwise continue to be part of the same Borrowing to such Eligible Subsidiary for other purposes of this Agreement) or (ii) if clause (i) does not apply, shall be prepaid either (x) in the case of a Term Benchmark Loan, on the last day of the then current Interest Period applicable thereto if such Lender may lawfully continue to maintain such Loan to such day or (y) immediately if clause (x) does not apply.

SECTION 8.03. Increased Cost and Reduced Return. (a) If any Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall subject any Lender to any taxes (other than (i) any Taxes or Other Taxes indemnified under Section 8.04, (ii) Excluded Taxes (other than those described in clause (i) of such definition) or (iii) Connection Income Taxes) on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable or allocated thereto, or impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition (other than the imposition of any taxes) affecting its Loans, its Notes, its participation in the Letters of Credit or its obligation to make Loans or to issue or participate in Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan (or, in the case of a Change in Law with respect to taxes, any Loan) or of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay (or shall cause another Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

SECTION 8.04. Taxes. (a) For the purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by any Borrower or the Company pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise or similar taxes, in each case, (x) imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located or (y) that are Other Connection Taxes, (ii) in the case of each Lender, any United States withholding tax imposed on such payments, but only up to the rate (if any) at which United States withholding tax would apply to such payments to such Lender at the time such Lender first becomes a party to this Agreement or such Lender changes its Applicable Lending Office, except to the extent that, pursuant to Section 8.04, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party to this Agreement or to such Lender immediately before it changed its Applicable Lending Office, (iii) taxes attributable to Lender’s failure to comply with Section 8.04(e), (iv) any United States withholding tax imposed under FATCA and (v) in the case of clauses (i) through (iv), any interest, additions to tax or penalties with respect thereto (such exclusions, “Excluded Taxes”).

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution, performance, enforcement or delivery of, or otherwise with respect to, this Agreement or any Note.

(b) Any and all payments by or on account of any obligation of any Borrower or the Company to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes, Excluded Taxes or Other Taxes, except as required by applicable law. If any Borrower, the Company or the Administrative Agent shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable by the Borrower or the Company shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, the Company or the Administrative Agent, as applicable, shall make such deductions, (iii) the Borrower, the Company or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the withholding agent is the Borrower or the Company, the Borrower or the Company shall promptly furnish to the Administrative Agent, at its address referred to in Section 11.01, the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting payment thereof or other evidence of payment thereof reasonably satisfactory to the Administrative Agent.

(c) The Company shall timely pay to the relevant taxation authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Without duplication of any amounts paid pursuant to Sections 8.04(b) or 8.04(c), the Company agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) payable or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Such Lender or the Administrative Agent shall provide a certificate as to the amount of such payment or liability delivered to the Company setting forth in reasonable detail the basis and calculation of such amounts. This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if reasonably requested in writing by the Company or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the Administrative Agent with Internal Revenue Service form W-8BEN or W-8BEN-E (together with, in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”)), W-8IMY (accompanied by form W-8ECI, form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, form W-9, and/or other certification documents from each beneficial owner, as applicable) or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service. Each Lender that is organized under the laws of a jurisdiction in the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if reasonably requested in writing by the Company or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the Administrative Agent with Internal Revenue Service form W-9 certifying that such Lender is exempt from U.S. federal backup withholding. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) If a payment made to a Lender under this Agreement or any Note would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 8.04(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

(g) If any Borrower or the Company is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Applicable Lending Office (or assign its rights and obligations hereunder to another Applicable Lending Office) if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise materially disadvantageous to such Lender.

(h) Each Lender shall severally indemnify the Administrative Agent for any Taxes and Other Taxes (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes and Other Taxes and without limiting the obligation, if any, of the Borrowers to do so), any taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06 relating to the maintenance of a Participant Register or any Excluded Taxes, in each case, attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.

(i) If any party determines, in its sole reasonable discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 8.04 (including by the payment of additional amounts pursuant to this Section 8.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant taxing authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8.04(i) (plus any penalties, interest or other charges imposed by the relevant taxing authority) in the event that such indemnified party is required to repay such refund to such taxing authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnity payments with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Each party’s obligations under this Section 8.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

SECTION 8.05. Base Rate Loans Substituted for Affected Loans. If (i) the obligation of any Lender to make, or convert outstanding Loans to, Term Benchmark Loans or RFR Loans to any Borrower has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Term Benchmark Loans or RFR Loans and the relevant Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans to such Borrower which would otherwise be made by such Lender as (or continued as or converted into) Term Benchmark Loans or RFR Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Term Benchmark Loans or RFR Loans of the other Lenders). If such Lender notifies the Company that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Term Benchmark Loan on the first day of the next succeeding Interest Period applicable to the related Term Benchmark Loans of the other Lenders or, if applicable pursuant to Section 8.01, shall be converted immediately into a RFR Loan.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF ELIGIBLE SUBSIDIARIES

Each Eligible Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as of the date thereof that:

SECTION 9.01. Organizational Existence and Power. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is a Wholly-Owned Principal Subsidiary.

SECTION 9.02. Organizational and Governmental Authorization; No Contravention. The execution and delivery by it of its Election to Participate and its Notes, and the performance by it of this Agreement and its Notes, are within its organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its organizational documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or such Eligible Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 9.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Eligible Subsidiary and its Notes, when and if executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of such Eligible Subsidiary, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 9.04. Taxes. Except as disclosed in such Election to Participate, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by such Eligible Subsidiary pursuant hereto or on its Notes, or is imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate or of its Notes.

ARTICLE 10

GUARANTY

SECTION 10.01. The Guaranty. The Company hereby unconditionally, absolutely and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to and each Reimbursement Obligation incurred by each Eligible Subsidiary pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each Eligible Subsidiary under this Agreement. Upon failure by any Eligible Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

SECTION 10.02. Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Eligible Subsidiary under this Agreement or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any Note;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Eligible Subsidiary under this Agreement or any Note;

(d) any change in the corporate existence, structure or ownership of any Eligible Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Eligible Subsidiary or its assets or any resulting release or discharge of any obligation of any Eligible Subsidiary contained in this Agreement or any Note;

(e) the existence of any claim, set-off or other rights which the Company may have at any time against any Eligible Subsidiary, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any Eligible Subsidiary for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Eligible Subsidiary of the principal of or interest on any Note or any other amount payable by it under this Agreement; or

(g) any other act or omission to act or delay of any kind by any Eligible Subsidiary, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder.

SECTION 10.03. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Company’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, the Reimbursement Obligations and all other amounts payable by the Company and each Eligible Subsidiary under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Eligible Subsidiary under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Eligible Subsidiary or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

SECTION 10.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Eligible Subsidiary or any other Person.

SECTION 10.05. Subrogation. Upon making any payment with respect to any Eligible Subsidiary hereunder, the Company shall be subrogated to the rights of the payee against such Eligible Subsidiary with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation unless all amounts of principal of and interest on the Loans to such Eligible Subsidiary and all other amounts payable by such Eligible Subsidiary under this Agreement have been paid in full.

SECTION 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Eligible Subsidiary under this Agreement or its Notes is stayed upon insolvency, bankruptcy or reorganization of such Eligible Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE 11

MISCELLANEOUS

SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: in the case of the Company or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof (or, in the case of an Eligible Subsidiary, in its Election to Participate), in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section 11.01; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

SECTION 11.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.03. Expenses; Limitation of Liability; Indemnification. (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Lender, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 11.03(b) shall relieve the Company and each other Borrower of (i) any obligation it may have to indemnify an Indemnitee, as provided in Section 11.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party or (ii) any other obligation of the Company or any other Borrower that is expressly provided for pursuant to the terms of this Agreement.

(c) The Company agrees to (i) indemnify each Agent, Joint Lead Arranger and Joint Bookrunner, and Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all Liabilities and related expenses of any kind which may be incurred by such Indemnitee in connection with any claim, litigation, arbitration or investigative, administrative or judicial or regulatory action or proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, the actual or proposed use of proceeds of Loans or Letters of Credit hereunder, including proceedings brought or threatened by the Company or any of its affiliates, equity holders or creditors and (ii) reimburse each Indemnitee within 30 days after receipt of a reasonably detailed written invoice therefor (together with, if reasonably requested, documentation supporting such reimbursement request) for any reasonable and documented out-of-pocket expenses (including legal expenses of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitees)) incurred in connection with investigating or defending any of the foregoing, regardless of whether in connection with any pending or threatened proceeding to which any Indemnitees is a party; provided that no Indemnitee shall have the right to be indemnified hereunder for (A) (1) such Indemnitee’s own gross negligence or willful misconduct or (2) a material breach by such Indemnitee of the express provisions of this Agreement, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (B) any taxes other than taxes that solely represent losses, claims, damages, etc. arising from any non-tax claim.

(d) Each Lender severally agrees to pay any amount required to be paid by the Company under paragraphs (a), (b) or (c) of this Section 11.03 to the Administrative Agent, each Issuing Lender and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitment in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Commitment immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) The Company shall not be liable for any settlement without its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), but, if settled with the Company’s prior written consent or if there is a final non-appealable judgment by a court of competent jurisdiction, the Company will indemnify and hold harmless each Indemnitee for Liabilities by reason of such settlement or judgment in accordance with and to the extent such indemnification could have been or is sought pursuant to this Section 11.03.

(f) Notwithstanding anything in this Section 11.03 to the contrary, each Indemnitee shall be obligated to refund or return any and all amounts paid by you under the paragraph above to such indemnified person for any Liabilities or expenses to the extent such indemnified person is found in a final, non-appealable judgment by a court of competent jurisdiction to not be entitled to payment of such amounts in accordance with the terms hereof.

SECTION 11.04. Sharing of Set-offs. (a) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans and Reimbursement Obligations of any Borrower held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Loans and Reimbursement Obligations of such Borrower held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Reimbursement Obligations of such Borrower held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest due with respect to the Loans and Reimbursement Obligations of such Borrower held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 11.04(a) shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of a Borrower other than its indebtedness hereunder.

(b) Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan to such Borrower, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

SECTION 11.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of any Issuing Lender or Agent are affected thereby, by it); provided that no such amendment or waiver shall:

(a) unless signed by each affected Lender, (i) increase or extend the Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or Reimbursement Obligation or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or Reimbursement Obligation or any fees hereunder or for the termination of any Commitment or (except as expressly provided in Section 2.18) the expiry date of any Letter of Credit or (iv) release the Company from its obligations under Article 10; provided, further that, no such amendment or waiver shall (i) unless signed by all the Lenders, change Sections 2.08, 2.12(b) or 2.12(d) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby or change the payment waterfall provisions of Sections 2.21(a)(ii) or 6.04 and (ii) unless signed by all the Lenders (other than any Defaulting Lender unless such Defaulting Lender is disproportionately adversely affected by such change), change the percentage of the Credit Exposures which shall be required for the Lenders or any of them to take any action under this Section 11.05 or any other provision of this Agreement; and provided, further that no such amendment, waiver or modification shall, unless signed by an Eligible Subsidiary, (w) subject such Eligible Subsidiary to any additional obligation, (x) increase the principal of or rate of interest on any outstanding Loan of such Eligible Subsidiary or (y) accelerate the stated maturity of any outstanding Loan of such Eligible Subsidiary; or

(b) unless signed by a Designated Lender or its Designating Lender, (i) subject such Designated Lender to any additional obligation, (ii) affect its rights hereunder (unless the rights of all the Lenders hereunder are similarly affected) or (iii) change this clause 11.05(b);

provided that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Company and the Lenders required above, affect the rights or duties of the applicable Issuing Lender under this Agreement or any document relating to any Letter of Credit issued or to be issued by it and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Company and the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) any date fixed by this Agreement or any other Loan Document for the payment (excluding mandatory prepayments) of principal or interest due to a Defaulting Lender may not be postponed without (A) the consent of such Defaulting Lender and (B) in connection with the extension of payments of principal or interest which impact all Lenders, the consent of all other Lenders entitled to vote, (iii) the principal of, and the rate of interest specified herein on, any Loan or unreimbursed Reimbursement Obligation due to a Defaulting Lender may not be reduced without (A) the consent of such Defaulting Lender and (B) in connection with a reduction of the rate of interest specified herein on any Loan or unreimbursed Reimbursement Obligation which impacts all Lenders, the consent of all other Lenders entitled to vote or (iv) this last sentence of Section 11.05 shall not be amended without the consent of any Lender that is a Defaulting Lender at the time of such amendment.

Notwithstanding anything to the contrary herein, if the Administrative Agent and the Company have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error, omission or any other error or omission of a technical nature, in each case, in any provision of any Loan Document, the Company and the Administrative Agent shall be permitted to effect amendments to this Agreement or any other Loan Document, as applicable, solely to address such matter and such amendment shall become effective without the consent of any other party to this Agreement so long as, in each case, the Lenders shall have received at least ten (10) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within ten (10) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 11.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and to the benefit of Indemnitees and Agent-Related Persons as applicable, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b) Any Lender may, without the consent of the Company, the Administrative Agent or any other Person, at any time grant to one or more Lenders or other institutions (other than a Defaulting Lender, any Borrower or any affiliate of any Borrower) (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrowers and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 11.05(a) without the consent of the Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Article 8 with respect to its participating interest (subject to the requirements and limitations therein, including the requirements under Section 8.04 (it being understood that the documentation required under Section 8.04(e) shall be delivered to the participating Lender). An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Lender may at any time assign to one or more banks or other financial institutions other than a Defaulting Lender, any Borrower or any affiliate of any Borrower (each a “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consents) of all, of its rights and obligations under this Agreement and its Notes with respect to Loans and Letters of Credit, and each such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D (an “Assignment and Assumption”) hereto executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Administrative Agent, each Issuing Lender and (so long as at the time no Event of Default exists) the Company, which consent will not be unreasonably withheld, conditioned or delayed; provided that (i) no such consent of the Company shall be required if such Assignee is an affiliate of such transferor Lender, a Lender prior to such assignment or an Approved Fund, (ii) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Domestic Business Days after having received notice thereof and (iii) if such Assignee is a Lender prior to such assignment, the assignment may be in an amount less than $5,000,000. Upon execution and delivery of such instrument and payment by such an Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee and recording thereof in the Register by the Administrative Agent, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent but shall continue to be entitled to the benefits of Sections 8.03, 8.04 and 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the applicable Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the relevant Assignee to evidence its Loans. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of

$3,500. If the relevant Assignee is not incorporated under the laws of the United States or a state thereof, it shall deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(d) Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and its Notes, including to a Federal Reserve Bank or other central bank having jurisdiction over it. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant, Assignee or other transferee acquired the applicable rights or participation or such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5 of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) No assignment under this Section 11.06 shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

SECTION 11.07. Designated Lenders. (a) Subject to the provisions of this subsection (a), any Lender may at any time designate an Approved Fund to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Company and the Administrative Agent consent thereto (which consent shall not be unreasonably withheld or delayed). When a Lender and its Approved Fund shall have signed an agreement substantially in the form of Exhibit E hereto (a “Designation Agreement”) and the Company and the Administrative Agent shall have signed their respective consents thereto, such Approved Fund shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Loans to be made by such Designating Lender pursuant to Section 2.01 and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of such Designated Lender’s obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may, with notice to (but without the prior written consent of) the Borrower and the Administrative Agent, (i) assign all or portions of its interest in any Loans to its Designating Lender or to any financial institutions consented to by the Borrower and the Administrative Agent that provide liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by it and (ii) disclose on a confidential basis any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

(b) Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This subsection (b) shall survive the termination of this Agreement.

SECTION 11.08. Collateral. Each of the Lenders represents to each of the Agents and the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 11.09. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Borrower hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State or federal court located in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Company (on behalf of the applicable Borrower) at its address specified on signature page hereof. A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Lender Party to serve legal process in any other manner permitted by law or affect any Lender Party’s right to bring any suit, action or proceeding against any Borrower or its property in the courts of other jurisdictions.

SECTION 11.10. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it;

provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company and each other Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and any other Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against the Administrative Agent, any Joint Lead Arranger and Joint Bookrunner, any Syndication Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any other Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 11.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE AGENTS, THE ISSUING LENDERS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.12. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

SECTION 11.13. No Fiduciary Duty; Obligations Several. Each Borrower agrees that in connection with all aspects of the Loans and Letters of Credit contemplated by this Agreement and any communications in connection therewith, the Borrowers and their respective Subsidiaries, on the one hand, and the Agents, the Lenders and their respective affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Agent, the Lender or their respective affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

SECTION 11.14. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down And Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down And Conversion Powers of the applicable Resolution Authority.

SECTION 11.15. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 11.16. Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its affiliates and its and its affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party shall be responsible for its affiliates’ compliance with this Section 11.16), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal, judicial, administrative proceeding or other process (in which case the Administrative Agent, such Issuing Lender or such Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority) to inform the Company promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation), (d) to any other party to this Agreement otherwise pursuant to the terms hereof, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Company and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company, (i) for purposes of establishing a “due diligence” defense, (j) to the extent such Information was already in the possession of such Person or is independently developed by such Person or any of its affiliates, and (k) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than the Company that is not, to the knowledge of the Administrative Agent, such Issuing Lender or such Lender, subject to confidentiality obligations to the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. If the Administrative Agent, any Issuing Lender or any Lender is requested or required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process (other than in connection with any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to disclose any or all of the Information, the Administrative Agent, such Issuing Lender or such Lender will provide the Company with prompt notice of such event (to the extent that such notice does not contravene any applicable law or similar regulation) so that the Company may, at its own expense, seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement by the Administrative Agent, such Issuing Lender or such Lender. If the Company determines to seek such protective order or other remedy and provides written notice thereof to the Administrative Agent, such Issuing Lender or such Lender, the Administrative Agent, such Issuing Lender or such Lender will reasonably cooperate with the Company in seeking such protective order or other remedy at the Company’s own expense.

For the avoidance of doubt, nothing in this Section 11.16 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 11.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CAMPBELL SOUP COMPANY

By:	/s/ Carrie L. Anderson
Name:	Carrie L. Anderson
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Atul Garg
Name:	Atul Garg
Title:	Senior Vice President and Treasurer

Address:	1 Campbell Place Camden, NJ 08103-1799
Facsimile:	(856) 342-4807
Website:	www.campbellsoupcompany.com
Taxpayer Identification Number: 21-0419870

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, and as Issuing Lender and a Lender

By:	/s/ James Kyle O’Donnell
Name: James Kyle O’Donnell
Title: Vice President

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

BARCLAYS BANK PLC, as an Issuing Lender and a Lender

By:	/s/ Christopher M. Aitkin
Name: Christopher M. Aitkin
Title: Director

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

BNP PARIBAS, as an Issuing Lender and a Lender

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:	/s/ Nicolas Doche
Name: Nicolas Doche
Title: Vice President

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

BANK OF AMERICA, N.A., as an Issuing Lender and a Lender

By:	/s/ Ryan Van Stedum
Name: Ryan Van Stedum
Title: Vice President

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

Citibank, N.A., as a Lender

By:	/s/ Piyush Choudhary
Name: Piyush Choudhary
Title: Vice President

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Michael J. Stein
Name: Michael J. Stein
Title: Executive Director

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

CoBank, ACB

By:	/s/ John Trawick
Name: John Trawick
Title: Vice President

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

PNC Bank, National Association, as a Lender

By:	/s/ Meredith L. Jermann
Name: Meredith L. Jermann
Title: Vice President

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

UBS AG Stamford Branch, as a Lender

By:	/s/ Muhammad Afzal
Name: Muhammad Afzal
Title: Director

By:	/s/ Anthony N Joseph
Name: Anthony N Joseph
Title: Associate Director

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Peter Hale
Name: Peter Hale
Title: Vice President

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

By:	/s/ André Baladi
Name: André Baladi
Title: Managing Director

By:	/s/ Irene Stephens
Name: Irene Stephens
Title: Executive Director

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

Manufacturers and Traders Trust Company, as a Lender

By:	/s/ Keith A. Mummert
Name: Keith A. Mummert
Title: Sr. Vice President

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Rosa Pritsch
Name: Rosa Pritsch
Title: Director

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Andrew D. Holtz
Name: Andrew D. Holtz
Title: Senior Vice President

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

BMO Bank, N.A., as a Lender

By:	/s/ Ryan Howard
Name: Ryan Howard
Title: Authorized Signatory

[Signature Page to Campbell Soup Credit Agreement – 2024 Revolver]

COMMITMENT SCHEDULE (in US$)

Lender	Commitment
JPMorgan Chase Bank, N.A.	$160,000,000.00
Barclays Bank PLC	$160,000,000.00
BNP Paribas	$160,000,000.00
Bank of America, N.A.	$160,000,000.00
Citibank, N.A.	$140,000,000.00
Wells Fargo Bank, National Association	$140,000,000.00
CoBank, ACB	$140,000,000.00
PNC Bank, National Association	$140,000,000.00
UBS AG, Stamford Branch	$140,000,000.00
U.S. Bank National Association	$115,000,000.00
Coöperatieve Rabobank U.A., New York Branch	$85,000,000.00
Manufacturers and Traders Trust Company	$85,000,000.00
Sumitomo Mitsui Banking Corporation	$85,000,000.00
The Northern Trust Company	$55,000,000.00
BMO Bank, N.A.	$85,000,000.00

Total:	$1,850,000,000.00

PRICING SCHEDULE

Each of “Facility Fee Rate”, “Base Rate Margin”, “Term Benchmark Margin” and “RFR Margin” means, for any day, the rate per annum set forth below in the row opposite such term and in the column corresponding to the Pricing Level that applies on such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Facility Fee Rate	0.090%	0.100%	0.120%	0.150%	0.200%
Base Rate Margin	0.000%	0.025%	0.130%	0.225%	0.425%
Term Benchmark Margin	0.910%	1.025%	1.130%	1.225%	1.425%
RFR Margin	0.910%	1.025%	1.130%	1.225%	1.425%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Level I Pricing” applies on any day on which the Company’s long-term debt is rated A- or higher by S&P, A3 or higher by Moody’s or A- or higher by Fitch (subject to the final paragraph hereof).

“Level II Pricing” applies on any day on which (i) the Company’s long-term debt is rated BBB+ or higher by S&P, Baa1 or higher by Moody’s or BBB+ or higher by Fitch (subject to the final paragraph hereof) and (ii) no better Pricing Level applies.

“Level III Pricing” applies on any day on which (i) the Company’s long-term debt is rated BBB or higher by S&P, Baa2 or higher by Moody’s or BBB or higher by Fitch (subject to the final paragraph hereof) and (ii) no better Pricing Level applies.

“Level IV Pricing” applies on any day on which (i) the Company’s long-term debt is rated BBB- or higher by S&P, Baa3 or higher by Moody’s or BBB- or higher by Fitch (subject to the final paragraph hereof) and (ii) no better Pricing Level applies.

“Level V Pricing” applies on any day if no other Pricing Level applies on such day.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V Pricing applies on any day. A “better” Pricing Level is one with a lower roman numeral.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. Each change in the rates above resulting from a publicly announced change in the Company’s long-term debt rating shall be effective during the period commencing on the date that is three (3) Business Days following the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

If the Company has split ratings from Moody’s, S&P and Fitch, (i) if such ratings are in two adjacent categories, pricing will be based on the category in which two of such ratings fall and (ii) if such ratings are in three different categories, pricing will be based on the second highest of such ratings. If any one of Moody’s, S&P and Fitch shall not have a rating in effect with respect to the Company, then (i) if the remaining two ratings fall within the same category, pricing shall be based on that category and (ii) if the remaining two ratings fall within different categories, pricing shall be based on the higher of such categories. If the rating system of Moody’s, S&P and/or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Administrative Agent (in consultation with the Lenders) shall negotiate in good faith to amend the “Base Rate Margin”, “RFR Margin”, “Term Benchmark Margin” and “Facility Fee Rate” definitions to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating of such rating agency most recently in effect prior to such change or cessation shall be used in determining pricing.

SCHEDULE 2.18

EXISTING LETTERS OF CREDIT

	Issuing Lender	Beneficiary	Issue Date	Expiry Date	Amount	LC Number
1.	Bank of America, N.A.	Texas Workers Compensation Commission	11/23/1998	11/22/2024	$300,000	134543
2.	JPMorgan Chase Bank, N.A.	State of Connecticut	03/07/2003	03/15/2025	$50,000	P-235393
3.	JPMorgan Chase Bank, N.A.	Lumberman’s Mutual Casualty Company	06/16/2008	06/15/2024	$20,000	TPTS-610730
5.	JPMorgan Chase Bank, N.A.	Connecticut Development Authority	06/17/2011	06/16/2024	$743,900	TFTS-910853

EXHIBIT A

NOTE

New York, New York

       , 20

For value received, <NAME OF RELEVANT BORROWER>, a <RELEVANT BORROWER’S JURISDICTION AND FORM OF ORGANIZATION> (the “Borrower”), promises to pay to             (the “Lender”) or its registered assigns, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., 383 Madison Avenue New York, NY 10179.

All Loans made by the Lender to the Borrower, the respective types thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Five-Year Credit Agreement dated as of April 16, 2024 among Campbell Soup Company, the Eligible Subsidiaries referred to therein, the Lenders from time to time party thereto and JPMorgan Chase Bank, as Administrative Agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

[The payment in full of the principal and interest on this Note has, pursuant to the provisions of the Credit Agreement, been unconditionally guaranteed by Campbell Soup Company.]1

<NAME OF RELEVANT BORROWER>

By:
Name:
Title:

By:
Name:
Title:

[1]	To be included only in Notes of Eligible Subsidiaries.

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

EXHIBIT B

ELECTION TO PARTICIPATE

__________ __, 20__

JPMORGAN CHASE BANK, N.A.

as Administrative Agent for the Lenders

party to the Five-Year Credit Agreement

dated as of April 16, 2024 among

Campbell Soup Company, the Eligible

Subsidiaries referred to therein, the Lenders

from time to time party thereto and

JPMorgan Chase Bank, N.A., as Administrative Agent

(as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Eligible Subsidiary], a [jurisdiction and form of organization], hereby elects to be an Eligible Subsidiary for purposes of the Credit Agreement, effective from the date hereof until an Election to Terminate shall have been delivered on behalf of the undersigned in accordance with the Credit Agreement. The undersigned confirms that the representations and warranties set forth in Article 9 of the Credit Agreement are true and correct as to the undersigned as of the date hereof, and the undersigned hereby agrees to perform all the obligations of an Eligible Subsidiary under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 11.09 thereof, as if the undersigned were a signatory party thereto.

[Tax disclosure pursuant to Section 9.04.]

The address to which all notices to the undersigned under the Credit Agreement should be directed is:

This instrument shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]

By:
Title:

The undersigned hereby confirms that [name of Eligible Subsidiary] is an Eligible Subsidiary for purposes of the Credit Agreement described above.

CAMPBELL SOUP COMPANY

By:
Name:
Title:

Receipt of the above Election to Participate is hereby acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT C

ELECTION TO TERMINATE

__________ __, 20__

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent for the Lenders

party to the Five-Year Credit Agreement

dated as of April 16, 2024 among

Campbell Soup Company, the Eligible

Subsidiaries referred to therein, the Lenders

from time to time party thereto and

JPMorgan Chase Bank, N.A., as Administrative Agent

(as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Eligible Subsidiary], a [jurisdiction and form of organization], hereby elects to terminate its status as an Eligible Subsidiary for purposes of the Credit Agreement, effective as of the date hereof. The undersigned hereby represents and warrants that all principal and interest on all Notes of the undersigned and all other amounts payable by the undersigned pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Election to Terminate shall not affect any obligation of the undersigned under the Credit Agreement or under any Note heretofore incurred.

This instrument shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]

By:
Name:
Title:

The undersigned hereby confirms that the status of [name of Eligible Subsidiary] as an Eligible Subsidiary for purposes of the Credit Agreement described above is terminated as of the date hereof.

CAMPBELL SOUP COMPANY

By:
Name:
Title:

Receipt of the above Election to Terminate is hereby acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	[Campbell Soup Company][6]

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Five-Year Credit Agreement dated as of April 16, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among Campbell Soup Company, a New Jersey corporation, the Eligible Subsidiaries referred to therein, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Aggregate Amount of Commitment/ Loans for all Lenders[9]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	______________][11]

[6]	Update for Eligible Subsidiaries designated as Borrowers, if any.
[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][12]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][13]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][14]

[NAME OF RELEVANT PARTY]

By:
Title:

[14]	To be added only if the consent of the Company and/or Issuing Lenders is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction outside the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. Without limiting the foregoing, the Assignee represents and warrants, and agrees to, each of the matters set forth in Section 7.08 of the Credit Agreement, including that the Loan Documents set out the terms of a commercial lending facility.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

DESIGNATION AGREEMENT

Dated as of ________________ __, _____

Reference is made to the Five-Year Credit Agreement dated as of April 16, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Campbell Soup Company, a New Jersey corporation (the “Company”), the Eligible Subsidiaries referred to therein, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

_________________ (the “Designator”) and ________________ (the “Designee”) agree as follows:

1. The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

2. The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Designee (i) confirms that it is an Approved Fund; (ii) appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement; and (iv) agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement, all subject to Section 11.05(b) of the Credit Agreement.

4. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement.

5. Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Company, it will be delivered to the Administrative Agent for its consent. This Designation Agreement shall become effective when the Administrative Agent consents hereto or on any later date specified on the signature page hereof.

6. Upon the effectiveness hereof, the Designee shall have the right to make Loans or portions thereof as a Lender pursuant to Section 2.01 of the Credit Agreement and the rights of a Lender related thereto. The making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

7. This Designation Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date:______ __, ____

[NAME OF DESIGNATOR]

By:
Name:
Title:

[NAME OF DESIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing designation.

CAMPBELL SOUP COMPANY

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT F

EXTENSION AGREEMENT

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

under the Credit Agreement

referred to below

Ladies and Gentlemen:

The undersigned hereby agrees to extend, effective [Extension Date], the Termination Date under the Five-Year Credit Agreement dated as of April 16, 2024 among Campbell Soup Company, the Eligible Subsidiaries referred to therein, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), for one year to [date to which the Termination Date is extended]. Terms defined in the Credit Agreement are used herein with the same meaning.

This Extension Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[LENDERS]

By:
Name:
Title:

Agreed and accepted:

CAMPBELL SOUP COMPANY

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title: